Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact:

Jeff Randall, Chief Financial Officer
(609) 469-0205, http://www.i-stat.com

i-STAT Receives FDA 510(k) Clearance for10-Minute Cardiac Troponin I Test

— First product in the market that offers central laboratory-grade quality and performance at the patient’s bedside —

        EAST WINDSOR, NJ, September 4, 2003 – i-STAT Corporation (Nasdaq: STAT), a leading manufacturer of point-of-care diagnostic systems for blood analysis, announced today it has received U.S. Food and Drug Administration clearance to market its 10-minute i-STAT® System Cardiac Troponin I (cTnI) test. The i-STAT System Troponin I test is the first product in the market that offers central laboratory-grade performance at the patient’s bedside. Data from the clinical trials showed the i-STAT Troponin I test to have the sensitivity necessary to pick up even the slightest elevation, as any troponin is indicative of heart damage. The American College of Cardiology’s preferred protocol for assessing patients with chest pain includes a Troponin I measurement within 30 minutes of patient presentation at the Emergency Department. Now, with   i-STAT, it is as easy as a single drop of blood and 10 minutes. Prior to the i-STAT Troponin I test, emergency physicians and cardiologists often waited over an hour for these critical test results. The Company will begin to ship the Troponin I test to customers later this month.

        Two medical studies underscore the advantages of point of care testing (POCT) and troponin markers. According to an American Heart Association study in 2002, hospitals that did follow the 30-minute treatment guideline improved heart attack patients’ survival by one-third, compared with hospitals who did not achieve rapid turnaround time. An April 2003 study in Archives of Pathology and Laboratory Medicine reported that turnaround time for cardiac troponin and other cardiac marker tests improved by 84.5 percent with POCT (17 minutes) compared with a central laboratory (110 minutes). In addition to diagnosing patients faster and more easily, the i-STAT Troponin I test is also expected to save hospitals money by rapidly identifying the 10-15% of patients who are admitted with chest pain but aren’t suffering a heart attack, and often undergo unnecessary testing and hospitalization.

        William P. Moffitt, president and chief executive officer of i-STAT, said, “This is a significant breakthrough for the medical community, patients and our Company. Now hospitals can implement the preferred protocol for patient care without sacrificing test quality or incurring substantial additional cost. In the US every year, about 8 million people visit emergency rooms with chest pain. Being able to quickly determine whether or not that patient is having a heart attack can mean more timely and appropriate intervention by the attending physician. It is generally accepted that speed is critical for heart attack victims. The fast and accurate diagnosis available with the i-STAT Troponin I test helps to address this need. We see the i-STAT Troponin I test as the beginning of a comprehensive line of i-STAT immunoassay tests that will continue to improve the quality of patient care and significantly increase the value of our products to our customers around the world.”

        “For cardiologists, troponin has, over the past few years, become the preferred cardiac marker,” said James M. Rippe, MD, a Harvard-trained cardiologist and associate professor of medicine (cardiology) at Tufts University School of Medicine. “Troponins specific to heart muscle have been found, allowing the development of blood tests (assays) that can detect minor heart muscle injury (“microinfarction”) not detected by CK-MB, or the creatine kinase (CK) enzyme.  In fact, approximately 70 percent of patients showing up in the emergency room with chest pains cannot be properly diagnosed without using troponin I, or other cardiac marker tests. Our worst fear is that we send a patient home with an elevated probability they will have a heart attack.”

        “On behalf of i-STAT stakeholders, I want to congratulate our technical team for the outstanding accomplishment this milestone represents. It had been conventional wisdom that the required sensitivity and precision could not be achieved using electrochemical detection — let alone i-STAT’s handheld point of care electrochemical platform,” said Mike Zelin, executive vice president and chief technology officer of i-STAT. “Our technical team has not only accomplished this objective but provided it in an industry-leading 10 minute format. We believe this combination of speed and analytical performance combined with the ease of use that is characteristic of all i-STAT tests will, for the first time, cause a significant migration of troponin testing to the point of care. This migration will enable the improved outcomes suggested by the current American College of Cardiology guidelines.”

        i-STAT Corporation develops, manufactures and markets diagnostic products for blood analysis that provide health care professionals critical diagnostic information accurately and immediately at the point of patient care. Through the use of advanced semiconductor manufacturing technology, established principles of electrochemistry and state-of-the-art computer electronics, i-STAT developed the world’s first hand-held automated blood analyzer capable of performing a panel of commonly ordered blood tests on two or three drops of blood, generally in just two to three minutes at the patient’s side.

        Certain statements in this press release may relate to future events and expectations and as such constitute “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believes,” “anticipates,” “plans,” “expects,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements and to vary significantly from reporting period to reporting period. Such factors include, among others, competition from existing manufacturers and marketers of blood analysis products who have greater resources than the Company, economic and geopolitical conditions affecting the Company’s target markets, acts of terrorism, the uncertainty of new product development initiatives, the ability to attract and retain key scientific, technological and management personnel, dependence upon limited sources for product manufacturing components, upon a single manufacturing facility and upon innovative and highly technical manufacturing techniques, market resistance to new products and point-of-care blood diagnosis, inconsistency in customer order patterns, domestic and international regulatory constraints, uncertainties of international trade, pending and potential disputes concerning ownership of intellectual property, availability of capital upon favorable terms and dependence upon and contractual relationships with strategic partners, particularly Abbott Laboratories. In addition, the Company’s decision to end its alliance with Abbott Laboratories and resume direct distribution of its products involves additional risks and uncertainties that are difficult to quantify at this time. For example the Company may incur costs or recognize revenues in connection with resuming direct distribution that are greater or lesser, respectively, than anticipated. See additional discussion under “Factors That May Affect Future Results” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission.